UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 25, 2015

AMERICAN TIRE DISTRIBUTORS

HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Delaware	333-124878	59-3796143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150 (28078)

P.O. Box 3145

Huntersville, North Carolina 28070-3145

(Address of Principal Executive Offices, including Zip Code)

(704) 992-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 25, 2015, American Tire Distributors, Inc. (“ATDI”), which is a wholly owned subsidiary of American Tire Distributors Holdings, Inc. (the “Company”), and ATD Finance Corp. (the “Initial Issuer”), which is a wholly owned subsidiary of ATDI, completed the offering of $855 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2022 (the “Notes”) initially issued by the Initial Issuer, as previously reported by the Company on Form 8-K filed with the Securities and Exchange Commission on February 26, 2015. The terms of the Notes are governed by an Indenture, dated as of February 25, 2015 (the “Base Indenture”), between the Initial Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Concurrently with the closing of the previously announced transaction with a fund managed by the Private Equity Group of Ares Management, L.P. (the “Ares Transaction”), pursuant to a supplemental indenture to the Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), ATDI assumed all of the Initial Issuer’s obligations under the Notes and the Indenture, and the Company, Terry’s Tire Town Holdings, Inc. and The Hercules Tire & Rubber Company provided a full and unconditional guarantee of the Notes on an unsecured senior subordinated basis.

Interest and maturity. Interest on the Notes is payable semi-annually in arrears on March 1 and September 1 at a rate of 10 1/4% per annum, commencing on September 1, 2015. The Notes will mature on March 1, 2022.

Optional redemption. At any time prior to March 1, 2018, ATDI may redeem some or all of the Notes at any time and from time to time at a “make-whole” redemption price set forth in the Indenture. On or after March 1, 2018, ATDI may redeem the Notes, in whole or in part, at any time at the redemption prices set forth in the Indenture. In addition, prior to March 1, 2018, ATDI may, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price equal to 110.25% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Restrictive covenants. The Notes are subject to covenants that, among other things, require ATDI to make an offer to repurchase the Notes if ATDI sells certain assets or experiences specific kinds of change of control. The Notes also limit ATDI’s ability and the ability of ATDI’s subsidiaries to incur or guarantee additional indebtedness or issue preferred stock; pay dividends or distributions on, or redeem or repurchase, its capital stock; prepay, redeem or repurchase certain debt; make certain investments; create liens on its assets; agree to any restrictions on the ability of ATDI’s subsidiaries to make payments to ATDI; consolidate, merge or sell or otherwise dispose all or substantially all of ATDI’s assets; and engage in transactions with affiliates. In addition, the Indenture restricts ATDI’s non-guarantor subsidiaries’ ability to create, assume, incur or guarantee additional indebtedness without such non-guarantor subsidiary guaranteeing the Notes. However, these covenants are subject to a number of important limitations and exceptions.

The foregoing description of the Indenture and the Notes does not purport to be complete.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the issuance of the Notes, on February 25, 2015, ATDI satisfied and discharged the indenture that governed its 11.5% Senior Subordinated Notes due 2018 (the “Old Notes”). The Old Notes had been previously called for redemption at a redemption price of 102%, plus accrued and unpaid interest to but not including the date of redemption. A portion of the proceeds from the offering of the Notes was used to redeem all of the $425 million aggregate principal amount of Old Notes outstanding as of February 25, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 8.01 Other Events

In connection with the offering of the Notes and the consummation of the Ares Transaction, the Company, ATDI and certain of ATDI’s subsidiaries entered into (i) Amendment No. 2, dated as of February 25, 2015 (the “Term Loan Amendment”), to amend the Credit Agreement, dated as of March 28, 2014, among the Company, ATDI, each guarantor from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the lenders from time to time party thereto and (ii) the Fifth Amendment to the Sixth Amended and Restated Credit Agreement, dated as of February 10, 2015 (the “ABL Amendment” and, together with the Term Loan Amendment, the “Amendments”), among the Company, ATDI, each guarantor from time to time party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto. The Amendments were entered into to permit, among other things, the issuance of the Notes, the redemption of the Old Notes, the consummation of the Ares Transactions, certain distributions to holders of equity interests of the Company using proceeds of the Notes and payment of related transaction costs. ATDI paid to each lender that consented to the Term Loan Amendment a consent fee in an amount equal to 0.375% of the aggregate outstanding principal amount of the term loans held by such lender on February 25, 2015. No consent fee was payable to the lenders that consented to the ABL Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ JASON T. YAUDES
Name:	Jason T. Yaudes
Title:	Executive Vice President and Chief Financial Officer

Date: March 3, 2015